Citibank Credit Card Issuance Trust
Preliminary Term Sheet dated February 24, 2006
$[●] Floating Rate Class 2006-A1 Notes of February 2013
(Legal Maturity Date February 2015)

The issuance trust proposes to issue and sell additional Class 2006-A1 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated February 15, 2006, as supplemented. The offered Class 2006-A1 Notes will form a part of the same subclass as, and are fungible with, the issuance trust’s outstanding $350,000,000 Floating Rate Class 2006-A1 Notes of February 2013 (legal maturity date February 2015) issued on February 7, 2006. The offered Class 2006-A1 Notes have the same International Security Identification Number (ISIN), Common Code and CUSIP Number as, and upon closing will trade interchangeably with, the currently outstanding Class 2006-A1 Notes. Upon completion of this offering, the aggregate outstanding principal amount of Class 2006-A1 Notes will be $[●]. The offered Class 2006-A1 Notes will have the same terms and underwriting arrangements as the Class 2006-A1 Notes described in the prospectus supplement dated January 27, 2006 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuance trust:	Citibank Credit Card Issuance Trust
Securities offered:	$[●] Floating Rate Class 2006-A1 Notes of February 2013 (legal maturity date February 2015)
Ratings:	AAA or its equivalent by at least one nationally recognized rating agency
Interest rate:	Three-month LIBOR plus 0.04% per annum (with respect to the first interest period, the interest rate is 4.75% per annum)
Expected principal payment date:	February 7, 2013
Legal maturity date:	February 9, 2015
Expected issuance date:	March 3, 2006
Date interest begins to accrue:	February 7, 2006
Interest payment dates:	7th day of each February, May, August and November, beginning May 2006
Price to public:	$[●] (or 100.00%), plus accrued interest from February 7, 2006
Underwriting discount:	$[●] (or 0.25%)
Proceeds to issuance trust:	$[●] (or 99.75%)
Underwriters and allocations:	Citigroup Global Markets Inc.: $[●] Credit Suisse Securities (USA) LLC: $[●] Merrill Lynch, Pierce, Fenner & Smith Incorporated: $[●]

Monthly Accumulation Amount	An amount equal to one twelfth of the initial principal amount of the offered Class 2006-A1

Notes
Maximum Class B Note Subordination	An amount equal to 5.98291% of the initial principal amount of the offered Class 2006-A1 Notes
Maximum Class C Note Subordination	An amount equal to 7.97721% of the initial principal amount of the offered Class 2006-A1 Notes
Outstanding Notes of the Citiseries:
As of February 24, 2006, there are 65 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $61,705,249,918 consisting of:

Class A notes        $54,040,249,918
Class B notes         $ 2,640,000,000
Class C notes         $ 5,025,000,000

As of February 24, 2006, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries is 4.58% per annum, consisting of:

Class A notes        4.47% per annum
Class B notes        4.86% per annum
Class C notes        5.54% per annum

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The file number of the issuance trust’s registration statement is 333-121228. Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.